Exhibit 10.22

Compensatory Arrangements with Non-Management Directors

(effective January 1, 2010)

Annual Retainer	$35,000

Additional Annual Retainer for Audit Committee Chair	$10,000

Additional Annual Retainer for Other Committee Chairs	$7,500

Board Meeting Attendance Fees	$750 per meeting (applicable to TECO Energy, Inc. and Tampa Electric Company Board meetings)

Committee Meeting Attendance Fees	$1,500 per meeting

Restricted Stock	Annual grant of 3,000 shares, which vest in three equal annual installments

TECO Energy, Inc. also pays for or reimburses directors for their meeting-related expenses.